Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of the report of Vitale, Caturano & Company, P.C. (whose name has been changed to Caturano and Company, P.C. effective May 1, 2009) dated March 23, 2009 relating to the financial statements of ZIOPHARM Oncology, Inc. as of December 31, 2008 and 2007, and for the three years ended December 31, 2008 and from September 9, 2003 (date of inception) through December 31, 2008 (which report expresses an unqualified opinion), incorporated by reference in this Registration Statement on Form S-8.

/s/ Caturano and Company, P.C.

Caturano and Company, P.C.
July 9, 2009